Exhibit 21

PRIMEDIA Inc. SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Automotive.com, Inc	DE
Canadian Red Book, Inc.	Canada
Canoe & Kayak, Inc.	DE
Channel One Communications Corporation	DE
Channel One Interactive, Inc.	DE
ConsumerClick Corp.	DE
Cover Concepts Marketing Services, LLC	DE
CSK Publishing Company, Inc.	DE
Distributech LLC	DE
Enthusiast Media Subscription Company, Inc.	DE
Films For The Humanities & Sciences, Inc.	DE
Go Lo Entertainment, Inc.	DE
Guias do Brasil Ltda.	Brazil
Consumer Source Holdings Inc. (f/k/a Haas Publishing Companies, Inc.).	DE
HPC do Brasil Ltda.	Brazil
HPC Interactive LLC	DE
HSW Video LLC	DE
IndustryClick Corp.	DE
IntelliChoice, Inc.,	CA
Intermediate Holdco, LLC.	DE
Kagan Seminars, Inc.	CA
McMullen Argus Publishing, Inc.	CA
Media Central Acquisition, LLC	DE
Media Central LLC	DE
Motor Trend Auto Shows Inc.	DE
PRIMEDIA California Digital Inc. (f/k/a EMAP Digital USA, Inc.)	DE
Consumer Source Inc. (f/k/a PRIMEDIA Companies Inc.).	DE
PRIMEDIA Digital Video Holdings LLC	DE
PRIMEDIA Enterprises, Inc.	DE
PRIMEDIA Enthusiast Publications, Inc.	PA
PRIMEDIA Holdings III, Inc.	DE
PRIMEDIA Information Inc	DE
PRIMEDIA Investment LLC	DE
PRIMEDIA Leisure Group Inc. (f/k/a EMAP Inc.)	DE
PRIMEDIA Magazine Finance, Inc.	DE
PRIMEDIA Magazines, Inc.	DE
PRIMEDIANet Inc.	DE
PRIMEDIA Special Interest Publications, Inc.	DE
PRIMEDIA Speciality Group Inc. (f/k/a EMAP USA Inc.)	DE
PRIMEDIA Ventures, Inc.	DE
PRIMEDIA Workplace Learning LLC	DE
PRIMEDIA Workplace Learning LP	DE
San Diego Auto Guide, Inc.	DE
The Virtual Flyshop, Inc.	DE
Westcott PRIMEDIA Limited	UK